Exhibit 4.2

EQUIFAX INC.,

AS ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

FOURTH SUPPLEMENTAL INDENTURE

DATED AS OF MAY 25, 2018

FOURTH SUPPLEMENT TO INDENTURE,

DATED AS OF MAY 12, 2016, BETWEEN

EQUIFAX INC. AND

U.S. BANK NATIONAL ASSOCIATION, as Trustee

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of May 25, 2018, between EQUIFAX INC., a Georgia corporation (the “Issuer”), having its principal office at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”), having its Corporate Trust Office at 1349 W. Peachtree Street, NE, Suite 1050, Atlanta, Georgia 30309, under the Indenture, dated as of May 12, 2016, between the Issuer and the Trustee (the “Original Indenture”).

RECITALS

WHEREAS, the Issuer executed and delivered its Original Indenture to the Trustee to issue from time to time for its lawful purposes debt securities evidencing its indebtedness.

WHEREAS, the Original Indenture provides that by means of a supplemental indenture, the Issuer may create one or more series of its debt securities and establish the form and terms and conditions thereof.

WHEREAS, the Issuer desires to issue a series of senior debt securities under the Original Indenture, and has duly authorized the creation and issuance of such series of debt securities and the execution and delivery of this Fourth Supplemental Indenture to modify the Original Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the Issuer and the Trustee deem it advisable to enter into this Fourth Supplemental Indenture for the purposes of establishing the terms of such series of debt securities and providing for the rights, obligations and duties of the Trustee with respect to such debt securities;

WHEREAS, all conditions and requirements of the Original Indenture necessary to make this Fourth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;

WHEREAS, the Board of Directors of the Issuer, acting through authority delegated to certain of its executive officers, has approved the creation of the Notes (as hereinafter defined) and the form, terms and conditions thereof;

WHEREAS, concurrently with the execution hereof, the Issuer has delivered an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

WHEREAS, the consent of Holders to the execution and delivery of this Fourth Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this Fourth Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

Creation of The Notes

Section 1.1. Designation of Series. Pursuant to the terms hereof and Section 301 of the Original Indenture, the Issuer hereby creates a series of its debt securities which shall be known as the “3.950% Senior Notes due 2023” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Original Indenture.

Section 1.2. Form and Denomination of Notes. The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest, be payable and have such other terms as are stated in the form of Note and in the Original Indenture, as supplemented by this Fourth Supplemental Indenture. The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 1.3. Amount of Series. Subject to Section 1.10 hereof, the aggregate principal amount of the Notes that may be issued under this Fourth Supplemental Indenture is initially limited to $400,000,000. The Notes may, upon the execution and delivery of this Fourth Supplemental Indenture or from time to time thereafter, be executed by the Issuer and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon the delivery of a Company Order.

Section 1.4. Rank. The Notes are unsecured and unsubordinated and shall rank equally in right of payment among themselves and with all of the Issuer’s other unsecured and unsubordinated indebtedness.

Section 1.5. No Sinking Fund. No sinking fund shall be provided with respect to the Notes.

Section 1.6. Optional Redemption.

(a)    Except as otherwise may be specified in this Fourth Supplemental Indenture and in the Notes, Article Eleven of the Original Indenture shall be applicable to the Notes.

(b)    Prior to May 15, 2023, the Issuer shall have the right to redeem the Notes, in whole or in part, at any time or from time to time, at a redemption price (the “Optional Redemption Price”) equal to the greater of:

(i)    100% of the principal amount plus accrued and unpaid interest to, but excluding, the Redemption Date; and

(ii)    the sum of the present values of the Remaining Scheduled Payments of principal and interest (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

(c)    On or after May 15, 2023, the Issuer shall have the right to redeem the Notes, in whole or in part, at any time or from time to time, at the Issuer’s option, for an amount in cash equal to 100% of the principal amount plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

(d)    The Issuer will mail notice of such redemption to the registered holders of the Notes to be redeemed not less than 15 nor more than 60 days prior to the Redemption Date. If Notes are only partially redeemed pursuant to this Section 1.6, the Notes to be redeemed will be selected by the Trustee in such manner as in its sole discretion it shall deem appropriate and fair; provided, that if at the time of redemption the Notes to be redeemed are registered as a Global Note, the Depository shall determine, in accordance with its procedures, the principal amount of the Notes to be redeemed held by each of its participants that holds a position in such Notes. The Optional Redemption Price shall be paid prior to

12:00 noon, New York time, on the Redemption Date or at such later time on such date as is then permitted by the rules of the Depository for the Notes (if then registered as a Global Note); provided, that the Issuer shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price by 10:00 a.m., New York time, on the date such Optional Redemption Price is to be paid.

Section 1.7. Definitions. For all purposes of this Fourth Supplemental Indenture:

(a)    Capitalized terms used herein without definition shall have the meanings set forth in the Original Indenture;

(b)    a term defined anywhere in this Fourth Supplemental Indenture (including the exhibits hereto) has the same meaning throughout;

(c)    the singular includes the plural and vice versa;

(d)    headings are for convenience of reference only and do not affect interpretation;

(e)    the following terms have the meanings given to them in this Section 1.7(e):

“Business Day” means, unless otherwise specified, any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed (assuming that such Notes matured on May 15, 2023) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, or (B) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Depository” means a clearing agency registered under Section 17A of the Exchange Act that is designated to act as Depository for the Notes.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Issuer, which may be one of the Reference Treasury Dealers.

“Redemption Date” means, with respect to any optional redemption of Notes pursuant to Section 1.6 hereof, the date fixed for such redemption pursuant to the Original Indenture and such Notes.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) selected by SunTrust Robinson Humphrey, Inc. and their respective successors; provided that if any of the foregoing or any such successor shall cease to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to the Notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date for such redemption (assuming that such Notes matured on May 15, 2023); provided, however, that if such Redemption Date is not an interest payment date, with respect to the Notes, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date:

(i)	the yield, under the heading which represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month),

(ii)	if the period from the Redemption Date to the Maturity Date of the Notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used, or

(iii)	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated by the Issuer on the third Business Day preceding such Redemption Date. The Trustee shall not be responsible for any such calculation.

Section 1.8. Notes Not Convertible or Exchangeable. The Notes shall not be convertible or exchangeable for other securities or property.

Section 1.9. Issuance of Notes; Selection of Depository. The Notes shall be issued as Registered Securities in permanent global form, without coupons. The initial Depository for the Notes shall be The Depository Trust Company.

Section 1.10. Issuance of Additional Notes. From time to time subsequent to the date hereof, without the consent of the Holders of the Notes, the Issuer may create and issue additional Notes (the “Additional Notes”) under the terms of the Original Indenture and this Fourth Supplemental Indenture (and without need to execute any additional supplemental indenture). The Additional Notes shall be issued as part of the existing series of Notes issued pursuant to this Fourth Supplemental Indenture and shall have terms identical in all material respects (except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial Interest Payment Date) to any Outstanding Notes and shall be treated together with any Outstanding Notes as a single issue of Notes under the Original Indenture and this Fourth Supplemental Indenture. Any Additional Notes issued hereunder shall rank equally and ratably with the Notes originally issued pursuant to this Fourth Supplemental Indenture, shall have the same CUSIP number and shall trade interchangeably with such Notes (except for such Additional Notes that are not fungible with the Notes for U.S. federal income tax purposes, which shall have a separate CUSIP number) and shall otherwise constitute Notes for all other purposes hereof. Any Additional Notes may be issued pursuant to authorization provided by one or more Board Resolutions. No Additional Notes shall be issued at any time that there is an Event of Default under the Original Indenture with respect to the Notes that has occurred and is continuing.

Section 1.11. Issuance of Additional Debt Securities. In addition to the Notes, the Issuer may, from time to time, issue other series of debt securities under the Original Indenture consisting of debentures, notes or other evidences of indebtedness, but such other series will be separate from and independent of the Notes. The Original Indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which the Issuer may incur.

Section 1.12. Place of Payment; Transfer and Exchange. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange and notices to or upon the Issuer shall be made at the office or agency of the Issuer maintained in the Borough of Manhattan, the City of New York for such office, which mutually shall be at U.S. Bank Global Corporate Trust Services – New York, 100 Wall Street, Suite 1600, New York, NY 10005, or such other office as the Trustee may designate from time to time by notice to the Issuer.

ARTICLE TWO

Appointment of the Trustee For the Notes

Section 2.1. Appointment of Trustee; Acceptance by Trustee. Pursuant and subject to the Original Indenture, the Issuer hereby appoints U.S. Bank National Association to act on behalf of the Holders of the Notes. By execution, acknowledgment and delivery of this Fourth Supplemental Indenture, the Trustee hereby accepts appointment as trustee with respect to the Notes, and agrees to perform the duties and obligations of the Trustee with respect to the Notes upon the terms and conditions set forth in the Original Indenture and in this Fourth Supplemental Indenture.

Section 2.2. Rights, Powers, Duties and Obligations of the Trustee.

(a)    Any rights, powers, duties and obligations by any provisions of the Original Indenture conferred or imposed upon the Trustee shall, insofar as permitted by law, be conferred or imposed upon and exercised or performed by the Trustee with respect to the Notes.

(b)    For purposes of the Notes, pursuant to Section 301(25) of the Original Indenture, Section 612(3) of the Original Indenture is hereby amended by replacing the phrase “grossly negligent” with “negligent” each time it appears.

Section 2.3. Rights in Indenture Applicable to Trustee. U.S. Bank National Association, in its capacity as Trustee, shall be afforded all of the rights, powers, immunities and indemnities of the Trustee as set forth in the Original Indenture as if such rights, powers, immunities and indemnities were specifically set forth herein.

ARTICLE THREE

Change of Control Offer

Section 3.1. Change of Control Offer.

(a)    If a Change of Control Triggering Event occurs, unless the Issuer has exercised its option to redeem the Notes, the Issuer shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein.

(b)    In the Change of Control Offer, the Issuer shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Issuer shall mail a notice to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date shall be no earlier than 15 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c)    In order to accept the Change of Control Offer, the Holder must deliver to the Paying Agent, at least three Business Days prior to the Change of Control Payment Date, the Note together with the form entitled “Option of Holder to Elect Purchase” (which form is annexed to the Note) duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company in the United States setting forth:

(i)    the name of the Holder of the Note;

(ii)    the principal amount of the Note;

(iii)    the principal amount of the Note to be repurchased;

(iv)    the certificate number or a description of the tenor and terms of the Note;

(v)    a statement that the Holder is accepting the Change of Control Offer; and

(vi)    a guarantee that the Note, together with the form entitled “Option of Holder to Elect Purchase” duly completed, will be received by the Paying Agent at least three Business Days prior to the Change of Control Payment Date.

(d)    Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of the Notes, but in that event the principal amount of the Notes remaining outstanding after repurchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

(e)    On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(i)    accept for payment all Notes or portions of such Notes properly tendered pursuant to the Change of Control Offer;

(ii)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of such Notes properly tendered; and

(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of such Notes being repurchased.

(f)    The Issuer shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Issuer shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture with respect to the Notes, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(g)    The Issuer shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Issuer shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

Section 3.2. Additional Definitions. For purposes of the Change of Control Offer provisions of the Securities of this series, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer or one of its Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Issuer’s Voting Stock or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to one or more Persons (other than the Issuer or one of its Subsidiaries); or (3) the first day on which a majority of the members of the Issuer’s Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect Wholly-Owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Issuer’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Issuer’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Issuer.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer (as certified by a resolution of the Issuer’s Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE FOUR

Defeasance

Section 4.1. Defeasance Applicable to Notes. Pursuant to Section 301(18) of the Original Indenture, provision is hereby made for both (i) defeasance of the Notes under Section 402(2) of the Original Indenture and (ii) covenant defeasance of the Notes under Section 402(3) of the Original Indenture, in each case, upon the terms and conditions contained in Article Four of the Original Indenture. For purposes of the Notes, pursuant to Section 301(18) of the Original Indenture, Section 402(4)(ii) of the Original Indenture is hereby amended by (A) replacing the phrase “an Opinion of Counsel” with the phrase “a legal opinion of outside counsel,” (B) replacing the phrase “such Opinion of Counsel” with the phrase “such legal opinion of outside counsel,” and (C) replacing the phrase “Holders” with the phrase “beneficial owners.”

Section 4.2. Covenant Defeasance. Upon the Issuer’s satisfaction of the conditions to elect covenant defeasance with respect to the Notes pursuant to Article 4 of the Original Indenture and Section 4.1 of this Fourth Supplemental Indenture, the Issuer shall be released from its obligations under Article Seven of this Fourth Supplemental Indenture, in addition to any other covenants set forth in Section 402(3) of the Original Indenture.

Section 4.3. Return of Trust Funds. For purposes of the Notes, pursuant to Section 301(25) of the Original Indenture, Section 402(6) of the Original Indenture is hereby amended by replacing “Section 402(2)(i)” with “Sections 402(2)(i) and 402(3)”.

ARTICLE FIVE

Defaults and Remedies

Section 5.1. Events of Default. Except as provided below, Section 501 of the Original Indenture shall be applicable to the Notes. For purposes of the Notes, pursuant to Section 301(15) of the Original Indenture, Section 501(4) of the Original Indenture is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

(4)    default (i) in the payment when due after giving effect to any applicable grace period of any scheduled principal on any Indebtedness of the Issuer or any of its Subsidiaries, having an aggregate principal amount outstanding of at least $50,000,000, or (ii) in the performance of any other term or provision of any such Indebtedness which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled within the later of (x) the period specified in such instrument and (y) 15 days after written notice to the Issuer by the Trustee or Holders of at least 25% of the aggregate principal amount of the Securities of such series then Outstanding.

ARTICLE SIX

Amendments and Waivers

Section 6.1. Modification and Amendment with Consent of Holders of the Notes. Except as provided below, Section 902 of the Original Indenture shall be applicable to the Notes. After the Issuer’s obligation to purchase the Notes arises under Article Three of this Fourth Supplemental Indenture, the Issuer shall not, without the consent of each of the Holders of the then Outstanding Notes, amend, change or modify in any material respect the Issuer’s obligation to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event or, after such Change of Control Triggering Event has occurred, modify any of the provisions or definitions with respect thereto.

Section 6.2. Modification and Amendment without Consent of Holders of the Notes. Except as provided below, Section 901 of the Original Indenture shall be applicable to the Notes. For purposes of the Notes, pursuant to Section 301(15) of the Original Indenture, Sections 901(8) and 901(9) of the Original Indenture is hereby amended by deleting such sections in their entirety and substituting in lieu thereof the following as Sections 901(8), 901(9) and 901(10):

“(8)    to make any change that would provide any additional rights or benefits to the Holders of the Securities of all or any series (including to secure the Securities of such series, add guarantees with respect thereto, transfer any property to or with the Trustee, add to the Company’s covenants for the benefit of the Holders of the Securities of such series, add any additional Events of Default, or surrender any right or power conferred upon the Company);

(9)     to make any other change hereunder that does not adversely affect the legal rights hereunder of any Holder of the Securities of any series in any respect; or

(10)     supplement any provision of this Indenture as shall be necessary to permit or facilitate the defeasance or discharge of the Securities of all or any series in accordance with this Indenture; provided that such action shall not adversely affect the interests of any Holder of the Securities of any series in any material respect.”

ARTICLE SEVEN

Covenants

Section 7.1. Covenants. For purposes of the Notes, pursuant to Section 301(15) of the Original Indenture, Article 10 of the Original Indenture is hereby supplemented by incorporating therein the following additional covenants which the Issuer shall observe solely for the benefit of the Holders for so long as any Note is Outstanding:

(a)    Limitation on Mortgages and Liens. The Issuer will not at any time directly or indirectly create or assume and will not cause or permit a Subsidiary directly or indirectly to create or assume, otherwise than in favor of the Issuer or a Wholly-Owned Subsidiary, any mortgage, pledge or other lien or encumbrance upon any Principal Facility or any interest it may have therein or upon any stock of any Subsidiary or any indebtedness of any Subsidiary to the Issuer or any other Subsidiary, whether now owned or hereafter acquired, without making effective provision (and the Issuer covenants that in such case it will make or cause to be made, effective provision) whereby the Notes and any other indebtedness of the Issuer then entitled thereto shall be secured by such mortgage, pledge, lien or encumbrance equally and ratably with any and all other obligations and indebtedness thereby secured, so long as any such other obligations and indebtedness shall be so secured (provided, that for the purpose of providing such equal and ratable security, the principal amount of Discount Securities shall be such portion of the principal amount as may be specified in the terms of that series); provided, however, that the foregoing covenant shall not be applicable to the following:

(i)    (A) any mortgage, pledge or other lien or encumbrance on any such property hereafter acquired or constructed by the Issuer or a Subsidiary, or on which property so constructed is located, and created prior to, contemporaneously with or within 360 days after, such acquisition or construction or the commencement of commercial operation of such property to secure or provide for the payment of any part of the purchase or construction price of such property, or (B) the acquisition by the Issuer or a Subsidiary of such property subject to any mortgage, pledge, or other lien or encumbrance upon such property existing at the time of acquisition thereof, whether or not assumed by the Issuer or such Subsidiary, or (C) any mortgage, pledge, or other lien or encumbrance existing on the property, shares of stock or indebtedness of a corporation at the time such corporation shall become a Subsidiary, or (D) any conditional sales agreement or other title retention agreement with respect to any property hereafter acquired or constructed; provided that, in the case of subclauses (A) through (D) of this clause (i), the lien of any such mortgage, pledge or other lien does not spread to property owned prior to such acquisition or construction or to other property thereafter acquired or constructed other than additions to such acquired or constructed property and other than property on which property so constructed is located; and provided, further, that if a firm commitment from a bank, insurance company or other lender or investor (not including the Issuer, a Subsidiary or an Affiliate of the Issuer) for the financing of the acquisition or construction of property is made prior to, contemporaneously with or within the 360-day period hereinabove referred to, the applicable mortgage, pledge, lien or encumbrance shall be deemed to be permitted by this clause (i) whether or not created or assumed within such period;

(ii)    any mortgage, pledge or other lien or encumbrance created for the sole purpose of extending, renewing or refunding any mortgage, pledge, lien or encumbrance permitted by clause (i) of this subsection (a); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or refunding and that such extension, renewal or refunding mortgage, pledge, lien or encumbrance shall be limited to all or any part of the same property that secured the mortgage, pledge or other lien or encumbrance extended, renewed or refunded;

(iii)    liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith, and against which an adequate reserve has been established; liens on any such property created in connection with pledges or deposits to secure public or statutory obligations or to secure performance in connection with bids or contracts; materialmen’s, mechanics’, carrier’s, workmen’s, repairmen’s or other like liens; or liens on any such property created in connection with deposits to obtain the release of such liens; liens on any such property created in connection with deposits to secure surety, stay, appeal or customs bonds; liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings; leases and liens, rights of reverter and other possessory rights of the lessor thereunder; zoning restrictions, easements, rights-of-way or other restrictions on the use of real property or minor irregularities in the title thereto; and any other liens and encumbrances similar to those described in this clause (iii), the existence of which does not, in the opinion of the Issuer, materially impair the use by the Issuer or a Subsidiary of the affected property in the operation of the business of the Issuer or a Subsidiary, or the value of such property for the purposes of such business;

(iv)    any contracts for production, research or development with or for the Government, directly or indirectly, providing for advance, partial or progress payments on such contracts and for a lien, paramount to all other liens, upon money advanced or paid pursuant to such contracts, or upon any material or supplies in connection with the performance of such contracts to secure such payments to the Government; and liens or other evidences of interest in favor of the Government, paramount to all other liens, on any equipment, tools, machinery, land or buildings hereafter constructed, installed or purchased by the Issuer or a Subsidiary primarily for the purpose of manufacturing or producing any product or performing any development work, directly or indirectly, for the Government to secure indebtedness incurred and owing to the Government for the construction, installation or purchase of such equipment, tools, machinery, land or buildings. For the purpose of this clause (iv), “Government” shall mean the Government of the United States of America and any department, agency or political subdivision thereof and the government of any foreign country with which the Issuer or its Subsidiaries is permitted to do business under applicable law and any department, agency or political subdivision thereof;

(v)    any mortgage, pledge or other lien or encumbrance created after the date of this Fourth Supplemental Indenture on any property leased to or purchased by the Issuer or a Subsidiary after that date and securing, directly or indirectly, obligations issued by a state, a territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such property, provided that the interest paid on such obligations is entitled to be excluded from gross income of the recipient pursuant to Section 103(a) of the Internal Revenue Code of 1986, as amended (or any successor to such provision), as in effect at the time of the issuance of such obligations;

(vi)    any mortgage, pledge or other lien or encumbrance on any property now owned or hereafter acquired or constructed by the Issuer or a Subsidiary, or on which property so owned, acquired or constructed is located, to secure or provide for the payment of any part of the construction price or cost of improvements of such property, and created prior to, contemporaneously with or within 360 days after, such construction or improvement; provided, that if a firm commitment from a bank, insurance company or other lender or investor (not including the Issuer, a Subsidiary or an Affiliate of the Issuer) for the financing of the acquisition or construction of property is made prior to, contemporaneously with or within the 360-day period hereinabove referred to, the applicable mortgage, pledge, lien or encumbrance shall be deemed to be permitted by this clause (vi) whether or not created or assumed within such period; and

(vii)    any mortgage, pledge or other lien or encumbrance not otherwise permitted under this Section 7.1(a); provided, the aggregate amount of indebtedness secured by all such mortgages, pledges, liens or encumbrances, together with the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted except under Section 7.1(b)(i) does not exceed 15% of Consolidated Stockholders’ Equity.

(b)    Limitation on Sale and Leaseback Transactions. The Issuer will not, and will not permit any Subsidiary to, sell or transfer (except to the Issuer or one or more Wholly-Owned Subsidiaries, or both) any Principal Facility owned by it on the date of this Fourth Supplemental Indenture with the intention of taking back a lease of such property, other than a lease for a temporary period (not exceeding 36 months) with the intent that the use by the Issuer or such Subsidiary of such property will be discontinued at or before the expiration of such period, unless either:

(i)    the sum of the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted pursuant to this Section 7.1(b) plus the aggregate amount of indebtedness secured by all mortgages, pledges, liens and encumbrances not otherwise permitted except under Section 7.1(a)(vii) does not exceed 15% of Consolidated Stockholders’ Equity; or

(ii)    the Issuer within 120 days after the sale or transfer shall have been made by the Issuer or by any such Subsidiary applies an amount equal to the greater of (A) the net proceeds of the sale of the Principal Facility sold and leased back pursuant to such arrangement or (B) the fair market value of the Principal Facility sold and leased back at the time of entering into such arrangement (which may be conclusively determined by the Board of Directors of the Issuer) to the retirement of Securities or other Funded Debt of the Issuer ranking on a parity with the Securities; provided, that the amount required to be applied to the retirement of Outstanding Securities or other Funded Debt of the Issuer pursuant to this subclause (B) shall be reduced by (1) the principal amount (or, if the Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of any Securities delivered within 120 days after such sale to the Trustee for retirement and cancellation, and (2) the principal amount of any other Funded Debt of the Issuer ranking on a parity with the Securities voluntarily retired by the Issuer within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

(c)    Provision of Financial Information. For purposes of the Notes, pursuant to Section 301(15) of the Original Indenture, Section 703 of the Original Indenture is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:

(i)    For so long as any Notes are Outstanding, if the Issuer is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, the Issuer will deliver to the Trustee the annual reports, quarterly reports and other documents which the Issuer is required to file with the Commission pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that the Issuer files the same with the Commission. If the Issuer is not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as any Notes are Outstanding, the Issuer will deliver to the Trustee the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q required to be filed with the Commission if the Issuer were subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, within 15 days of the filing date that would be applicable to the Issuer at that time pursuant to applicable SEC rules and regulations.

(ii)    Reports and other documents filed by the Issuer with the Commission and publicly available via the EDGAR system or on the Issuer’s website will be deemed to be delivered to the Trustee as of the time such filing is publicly available via EDGAR or on the Issuer’s website for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed or are publicly available via EDGAR or on the Issuer’s website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants relating to the Notes (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

Section 7.2. Additional Definitions. For purposes of the covenants set forth in Section 7.1 hereof, the following terms are applicable:

“Consolidated Stockholders’ Equity”, at any time, means the total stockholders’ equity of the Issuer and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recently completed fiscal quarter of the Issuer for which financial information is then available.

“Discount Security” means any Security which is issued with “original issue discount” within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Funded Debt” means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would, in accordance with generally accepted accounting practice, be classified as long-term debt, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

“Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by the Issuer or any Subsidiary, except for any facility that, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Issuer and its Subsidiaries, taken as a whole.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the outstanding voting stock (other than directors’ qualifying shares) is at the time, directly or indirectly, owned by the Issuer, or by one or more Wholly-Owned Subsidiaries of the Issuer or by the Issuer and one or more Wholly-Owned Subsidiaries.

ARTICLE EIGHT

Miscellaneous

Section 8.1. Effect of Supplemental Indenture. Except as expressly modified or amended hereby, the Original Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved. This Fourth Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 8.2. Application of Fourth Supplemental Indenture. Each and every term and condition contained in this Fourth Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Original Indenture shall apply only to the Notes created hereby and not to any existing or future series of Securities established under the Original Indenture.

Section 8.3. Benefits of Fourth Supplemental Indenture. Nothing contained in this Fourth Supplemental Indenture shall be construed to confer upon any person other than a Holder of the Notes, the Issuer, the Trustee and the calculation agent any right or interest to avail itself, himself or herself as the case may be, of any benefit under any provision of the Original Indenture or this Fourth Supplemental Indenture.

Section 8.4. Effective Date. This Fourth Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 8.5. Governing Law. This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.6. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8.7. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.8. Separability Clause. In case any provision in this Fourth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.9. Satisfaction and Discharge. The Issuer shall be deemed to have satisfied and discharged all of its obligations under the Indenture upon compliance with the provisions of Section 401 of the Original Indenture.

Section 8.10. No Representations. The Trustee makes no representation or warranty as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 8.11. Special, Indirect and Consequential Damages. In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.12. Waiver of Jury Trial. EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 8.13. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 8.14. Notices and Instructions to Trustee. The Trustee agrees to accept and act upon instructions or directions pursuant to this Fourth Supplemental Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

EQUIFAX INC. as Issuer

By:	/s/ John W. Gamble, Jr.
	Name:	John W. Gamble, Jr.
	Title:	Corporate Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ David Ferrell
	Name:	David Ferrell
	Title:	Vice President

EXHIBIT A

[FACE OF NOTE]

THIS NOTE IS A SECURITY IN GLOBAL FORM (“GLOBAL SECURITY”) WITHIN THE MEANING OF SECTION 203 OF THE ORIGINAL INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITORY”), OR A NOMINEE OF THE DEPOSITORY, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

NO. [    ]

CUSIP NO. 294429AN5	$[ ]
ISIN NO. US294429AN54

EQUIFAX INC.

3.950% Senior Notes due 2023

Equifax Inc., a Georgia corporation (the “Issuer,” which term includes any successor under the Original Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or its registered assigns, the principal sum of [__] Dollars on June 15, 2023 (the “Maturity Date”), and to pay interest thereon from May 25, 2018 (or from the most recent interest payment date to which interest has been paid or duly provided for) in U.S. dollars semi-annually in arrears on June 15 and December 15 of each year, each, an “Interest Payment Date”, commencing on December 15, 2018, and on the Maturity Date, at the rate of 3.950% per annum, until payment of said principal sum has been made or duly provided for.

The interest so payable and punctually paid or duly provided for on any Interest Payment Date and on the Maturity Date will be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the “Record Date” for such payment, which will be June 1 and December 1 (regardless of whether such day is a Business Day (as defined below)). Any interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such record date, and shall be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent record date for the payment of such defaulted interest (which shall be not more than 15 days and not less than 10 days prior to the date of the payment of such defaulted interest) established by notice given by mail by or on behalf of the Issuer to the Holders of the Notes not less than 10 days preceding such subsequent record date. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

The principal of this Note payable on the Maturity Date will be paid against presentation and surrender of this Note at the office or agency of the Issuer maintained for that purpose in The Borough of Manhattan, The City of New York. The Issuer hereby initially designates U.S. Bank Global Corporate Trust Services – New York, 100 Wall Street, Suite 1600, New York, NY 10005 as the office to be maintained by it where Notes may be presented for payment, registration of transfer, or exchange and where notices or demands to or upon the Issuer in respect of the Notes or the Original Indenture referred to on the reverse hereof may be served.

Interest payable on this Note on any Interest Payment Date and on the Maturity Date, as the case may be, will be the amount of interest accrued from and including the immediately preceding Interest Payment Date (or from and including May 25, 2018, in the case of the initial Interest Payment Date) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day (as defined below), the required payment of interest or principal or both, as the case may be, will be made on the next succeeding Business Day with the same force and effect as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. “Business Day” means any calendar day, that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

Payments of principal and interest in respect of this Note will be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be entitled to the benefits of the Original Indenture referred to on the reverse hereof or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under such Indenture.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed manually or by facsimile by its authorized officers.

Dated as of

EQUIFAX INC., as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

Date:	By:
Authorized Signatory

[REVERSE OF NOTE]

EQUIFAX INC.

3.950% Senior Notes due 2023

This security is one of a duly authorized issue of debentures, notes, bonds, or other evidences of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture dated as of May 12, 2016 (hereinafter called the “Original Indenture”), duly executed and delivered by the Issuer to U.S. Bank National Association, as Trustee (hereinafter called the “Trustee,” which term includes any successor trustee under the Original Indenture with respect to the series of Securities of which this Note is a part), and a Fourth Supplemental Indenture, dated as of May 25, 2018, between the Issuer and the Trustee (the “Fourth Supplemental Indenture;” the Original Indenture as modified and supplemented by the Fourth Supplemental Indenture is herein called the “Indenture”) to which the Original Indenture and all indentures supplemental thereto relating to this security reference is hereby made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Issuer, and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. Capitalized terms used herein without definition shall have the meanings set forth in the Original Indenture. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), and may otherwise vary as provided in the Original Indenture or any indenture supplemental thereto. This security is one of a series designated as the 3.950% Senior Notes due 2023 of the Issuer (the “Notes”), initially limited in aggregate principal amount to $400,000,000.

In case an Event of Default with respect to this security shall have occurred and be continuing, the principal hereof together with accrued interest to the date of declaration, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect, and subject to the conditions provided in the Original Indenture.

Except as otherwise may be specified herein or in the Fourth Supplemental Indenture, prior to May 15, 2023, the Issuer shall have the right to redeem the Notes, in whole or in part, at any time or from time to time, at a redemption price (the “Optional Redemption Price”) equal to the greater of (i) 100% of the principal amount plus accrued and unpaid interest to, but excluding, the Redemption Date, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

On or after May 15, 2023, the Issuer shall have the right to redeem the Notes, in whole or in part, at any time or from time to time, at the Issuer’s option, for an amount in cash equal to 100% of the principal amount plus any accrued and unpaid interest on the principal amount being redeemed to, but excluding the Redemption Date.

The Issuer will mail notice of such redemption to the registered holders of the Notes to be redeemed not less than 15 nor more than 60 days prior to the Redemption Date. If Notes are only partially redeemed pursuant to the Fourth Supplemental Indenture, the Notes to be redeemed will be selected by the Trustee in such manner as in its sole discretion it shall deem appropriate and fair; provided, that if at the time of redemption the Notes to be redeemed are registered as a Global Note, the Depository shall determine, in accordance with its procedures, the principal amount of the Notes to be redeemed held by each of its participants that holds a position in such Notes. The Optional Redemption Price shall be paid prior to 12:00 noon, New York time, on the Redemption Date or at such later time on such date as is then permitted by the rules of the Depository for the Notes (if then registered as a Global Note); provided, that the Issuer shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price by 10:00 a.m., New York time, on the date such Optional Redemption Price is to be paid.

If a Change of Control Triggering Event occurs, unless the Issuer has exercised its option to redeem the Notes, the Issuer shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In the Change of Control Offer, the Issuer shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Issuer shall mail a notice to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Securities on the date specified in the notice, which date shall be no earlier than 15 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

In order to accept the Change of Control Offer, the Holder must deliver to the Paying Agent, at least three Business Days prior to the Change of Control Payment Date, this Security together with the form entitled “Option of Holder to Elect Purchase” (which form is annexed hereto) duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company in the United States setting forth:

(i)    the name of the Holder of the Note;

(ii)    the principal amount of the Note;

(iii)    the principal amount of the Note to be repurchased;

(iv)    the certificate number or a description of the tenor and terms of the Note;

(v)    a statement that the Holder is accepting the Change of Control Offer; and

(vi)    a guarantee that the Note, together with the form entitled “Option of Holder to Elect Purchase” duly completed, will be received by the Paying Agent at least three Business Days prior to the Change of Control Payment Date.

Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of the Notes, but in that event the principal amount of the Notes remaining outstanding after repurchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof. On the Change of Control Payment Date, the Issuer shall, to the extent lawful (1) accept for payment all Notes or portions of such Notes properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of such Notes properly tendered, and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of such Notes being repurchased.

The Issuer shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and the third party purchases all Notes of this series properly tendered and not withdrawn under its offer. In addition, the Issuer shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture with respect to the Notes, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Issuer shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Issuer shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

The following terms have the meanings given to them in this Note:

“Business Day” means, unless otherwise specified, any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer or one of its Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Issuer’s Voting Stock or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to one or more “Persons” (other than the Issuer or one of its Subsidiaries); or (3) the first day on which a majority of the members of the Issuer’s Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect Wholly-Owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining

Life”) of the Notes to be redeemed (assuming that such Notes matured on May 15, 2023) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, or (B) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Continuing Directors” means, as of any date of determination, any member of the Issuer’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Issuer’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Depository” means a clearing agency registered under Section 17A of the Exchange Act that is designated to act as Depository for the Notes.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Issuer, which may be one of the Reference Treasury Dealers.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Issuer.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer (as certified by a resolution of the Issuer’s Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control.

“Redemption Date” means, with respect to any optional redemption of Notes pursuant to Section 1.6 of the Fourth Supplemental Indenture, the date fixed for such redemption pursuant to the Original Indenture and such Notes.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) selected by SunTrust Robinson Humphrey, Inc. and their respective successors; provided that if any of the foregoing or any such successor shall cease to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to the Notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date for such redemption (assuming that such notes matured on May 15, 2023); provided, however, that if such Redemption Date is not an interest payment date, with respect to the Notes, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Treasury Rate” means, with respect to any Redemption Date for the Notes:

(i)	the yield, under the heading which represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month),

(ii)	if the period from the Redemption Date to the Maturity Date of the Notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used, or

(iii)	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated by the Issuer on the third Business Day preceding such Redemption Date. The Trustee shall not be responsible for any such calculation.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Original Indenture and Fourth Supplemental Indenture contain provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority of the aggregate principal amount of all Outstanding Securities of each series to be affected (voting separately), evidenced as provided in the Original Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each series; provided that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security of each such series affected by such supplemental indenture, (1) reduce the percentage of Outstanding Securities necessary to modify or amend the Original Indenture, to waive compliance with certain provisions of the Original Indenture or certain defaults and their consequences provided in the Original Indenture, or to reduce the quorum or change voting requirements set forth in the Original Indenture; (2) reduce the rate of, or change or have the effect of changing the time for payment of Interest, including Defaulted Interest, on any Security; (3) reduce the principal amount of, or change or have the effect of changing the Stated Maturity of any Security, or adversely change the date on which any Security may be subject to redemption or reduce the Redemption Price therefor; (4) make any Security payable in currency other than that stated in such Security or change the place of payment of any Security from that stated in such Security or in the Original Indenture; (5) make any change in provisions of the Original Indenture protecting the right of each Holder of a Security to receive payment of principal of and Interest on such Security on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders holding a majority in principal amount of the Outstanding Securities to waive defaults or Events of Default; (6) make any change to or modify the ranking of any Security that would adversely affect the Holders of such Security; (7) modify any of Section 902 of the Original Indenture or any of the second paragraph of Section 507 of the Original Indenture, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of each of the Outstanding Securities affected thereby; or (8) after the Issuer’s obligation to purchase the Notes arises under Article Three of the Fourth Supplemental Indenture, the Issuer shall not, without the consent of each of the Holders of the then Outstanding Notes, amend, change or modify in any material respect the Issuer’s obligation to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event or, after such Change of Control Triggering Event has occurred, modify any of the provisions or definitions with respect thereto.

It is also provided in the Original Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, the Holders of a majority in aggregate principal amount outstanding of the Securities of such series (or, in the case of certain defaults or Events of Default, all series of Securities) may on behalf of the Holders of all the Securities of such series (or all of the Securities, as the case may be) waive any such past default or Event of Default and its consequences, prior to any declaration accelerating the maturity of such Securities, or, subject to certain conditions, may rescind a declaration of acceleration and its consequences with respect to such Securities. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Original Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of the security and any securities that may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this security or such other securities.

No reference herein to the Original Indenture and no provision of this security or of the Original Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Security in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

This Security is issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Securities may be exchanged for a like aggregate principal amount of securities of this series of other authorized denominations at the office or agency of the Issuer in The Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided in the Original Indenture, but without the payment of any service charge except for any tax or other governmental charge imposed in connection therewith.

Upon due presentment for registration of transfer of Securities at the office or agency of the Issuer in The Borough of Manhattan, The City of New York, one or more new Securities of the same series of authorized denominations in an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Original Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Issuer, the Trustee or any authorized agent of the Issuer or the Trustee may deem and treat the Person in whose name this security is registered as the absolute owner of this security (whether or not this security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof or Optional Redemption Price, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

The Original Indenture and each Security shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state, except as may otherwise be required by mandatory provisions of law.

Capitalized terms used herein which are not otherwise defined shall have the respective meanings assigned to them in the Original Indenture and all indentures supplemental thereto relating to this security.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Article Three of the Fourth Supplemental Indenture, check the box:  ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Article Three of the Fourth Supplemental Indenture, state the amount in principal amount that you elect to have purchased: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.